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                                                                    EXHIBIT 99.1

DUSA
INNOVATION IN PHOTODYNAMIC THERAPY

DUSA PHARMACEUTICALS, INC.
FOR IMMEDIATE RELEASE

                       DUSA PHARMACEUTICALS LEVULAN(R) PDT
                              GENERATES EXCITEMENT
                 AT AMERICAN ACADEMY OF DERMATOLOGY 2004 MEETING

WILMINGTON, MA. FEBRUARY 12, 2004 - DUSA Pharmaceuticals, Inc. (NASDAQ NMS:
DUSA) today announced that DUSA's Levulan PDT generated considerable excitement at the recent American Academy of Dermatology (AAD) 2004 Annual Meeting in Washington, D.C. February 6-11. This meeting is widely considered to be the largest and most important dermatology conference of the year.

In the scientific sessions, there were 29 lectures and presentations that were focused on, or included, Levulan(R) PDT, and/or aminolevulinic acid (ALA) PDT (ALA is the active ingredient in DUSA's Levulan). This included presentations and posters based on both DUSA sponsored and independent investigator studies. The topics ranged from Levulan PDT's FDA-approved use in the treatment of actinic keratoses (AKs), to a wide variety of other potential uses, and were based on both DUSA sponsored and independent investigator studies. Over the course of the meeting, thousands of dermatologists and dermatology residents attended these presentations. As a result, many dermatologists informed DUSA employees that Levulan PDT was "the hot topic" of the whole conference.

The increased physician interest in both our Levulan(R) Kerastick(R) and our BLU-U(R) brand light source at the DUSA booth and in the technical exhibits exceeded Company expectations. Many physicians placed orders for the Company's products at the booth, and many others asked for a DUSA sales representative to call on them in the near future.

Dr. Geoffrey Shulman, DUSA's President and CEO, stated "We couldn't have been more pleased with the scientific sessions, as well as the level of physician feedback and interest at the 2004 AAD meeting, and the Company intends to keep the momentum going. For example, the Company is being well represented at the 2004 South Beach Symposium hosted by the Florida Society of Dermatology and Dermatologic Surgery, which starts February 12, 2004 and runs through February
15. This important meeting, with over 400 dermatologists registered, features Levulan PDT live patient treatment sessions for treatment of AKs and other potential indications as an integral part of its program. DUSA will also be represented at numerous other society and educational meetings throughout the year."

DUSA Pharmaceuticals, Inc. is a biopharmaceutical company engaged primarily in the development of LEVULAN Photodynamic Therapy (PDT) and Photodetection (PD) for multiple medical indications. PDT and PD utilize light-activated compounds such as LEVULAN to induce a therapeutic or detection effect. DUSA is a world leader in topically or locally applied PDT and PD. The Company maintains offices in Wilmington, MA, Valhalla, NY, and Toronto, Ontario.

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Except for historical information, this report contains certain forward-looking statements that involve known and unknown risks and uncertainties, which may cause actual results to differ materially and adversely from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to DUSA's intention to maintain momentum and expectations of being represented at numerous medical society and educational meetings throughout the year. Such risks and uncertainties include, but are not limited to, decisions by third-parties to sponsor such meetings, continued regulatory approval of DUSA's products, clinical trial results, and other risks identified in DUSA's Securities and Exchange Commission filings from time to time.

For further information contact: D. GEOFFREY SHULMAN, MD, President & CEO or SHARI LOVELL, Director, Shareholder Services Tel: 416.363.5059 Fax 416.363.6602 or visit www.dusapharma.com